EXHIBIT 4.6

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT OR ANY COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT.

WARRANT TO PURCHASE COMMON SHARES

OF

TORCHLIGHT ENERGY RESOURCES INC.

SEPTEMBER 28, 2015

W-____________

This is to Certify That, FOR VALUE RECEIVED, ______________, or his assigns (“Holder”), is entitled to purchase, subject to the provisions of this Warrant, from Torchlight Energy Resources Inc., a Nevada corporation (the “Company”), ________ shares of fully paid, validly issued and nonassessable shares of common stock of the Company (“Common Shares”) at a price of $2.23 per share. The number of Common Shares to be received upon the exercise of this Warrant and the price to be paid for each share of Common Shares may be adjusted from time to time as hereinafter set forth.  The Common Shares deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares” and the exercise price of a share of Common Shares in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.”

(a)           EXERCISE OF WARRANT.  This Warrant may be exercised in whole or in part at any time or from time to time from the date hereof up to 5:00 p.m., Central Standard Time on  September 28, 2020 (the “Exercise Period”); provided, however, that if such day is a day on which banking institutions in the State of Texas are authorized by law to close, then on the next succeeding day which shall not be such a day.

(1)            This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office with the Purchase Form annexed hereto (the “Purchase Form”) duly executed and accompanied by payment by wire transfer or certified funds of the Exercise Price for the number of Warrant Shares specified in such Purchase Form.

(2)           The Holder shall pay the Exercise Price in immediately available funds.

(3)           As soon as practicable after each such exercise of this Warrant, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder.  As of the end of business on the date of receipt by the Company of this Warrant at its office in proper form for exercise, the Holder (or its designee) shall be deemed to be the holder of record of Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be physically delivered to the Holder.

(b)           EFFECTIVE TIME OF EXERCISE.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Purchase Form has been delivered to the Company (the “Exercise Date”) as provided in Section (a), accompanied by payment by wire transfer or certified funds of the Exercise Price for the number of Warrant Shares specified in such Purchase Form.  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section (c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)           DELIVERY TO HOLDER.

(1)           As soon as practicable after the exercise of this Warrant in whole or in part, the Company will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)           a certificate or certificates for the number of shares of Warrant Shares to which such Holder shall be entitled, and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Shares equal (giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise.

(2)           To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof.

(d)           RESERVATION OF SHARES.  The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of Common Shares (as adjusted pursuant to the terms hereof) as shall be required for issuance and delivery upon exercise of this Warrant. The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be reasonably necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which Common Shares of the Company may be listed.

(e)           FRACTIONAL SHARES.  No fractional shares or scrips representing fractional shares shall be issued upon the exercise of this Warrant.  With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the fair market value of a Common Share, based on the closing sale price on the Exercise Date.

(f)           LOSS OR DESTRUCTION OF WARRANT.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

(g)             RIGHTS OF THE HOLDER.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

(h)             CERTAIN ADJUSTMENTS.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section h.

(1)           Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Shares or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Shares, (ii) subdivides its outstanding Common Shares into a larger number of shares, or (iii) combines its outstanding Common Shares into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Shares outstanding immediately before such event and the denominator of which shall be the number of shares of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this subparagraph (1) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this subparagraph (1) shall become effective immediately after the effective date of such subdivision or combination.

(2)           Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Shares for no consideration (i) any security (other than a distribution of Common Shares covered by the preceding paragraph) or (ii) rights or warrants to subscribe for or purchase any security, or (iii) any other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained therein.

(3)           Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another entity, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its Common Shares is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity or person) is completed pursuant to which all or substantially all of the holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reorganization or reclassification of Common Shares or any compulsory share exchange pursuant to which Common Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Shares covered by Section h(1) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this subparagraph (3) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(4)           Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section h(1), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(5)           Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section h, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(6)           Notices to Warrant Holders.  So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution of cash, securities or other property in respect of its  Common Shares, (ii) if the Company shall offer to the holders of Common Shares for subscription or purchase by them any share of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or if the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed to the Holder, at least ten (10) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, Fundamental Transaction, sales or issuances dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Shares or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, lease, Fundamental Transaction, dissolution, liquidation or winding up.

(i)             TRANSFER RESTRICTIONS.

(1)           Neither the Warrant nor the Warrant Shares have been registered under the 1933 Act.  The Holder, by acceptance hereof, represents that it is acquiring this Warrant to be issued to it for its own account and not with a view to the distribution thereof, and agrees not to sell, transfer, pledge or hypothecate this Warrant, any purchase rights evidenced hereby or any Warrant Shares unless a registration statement is effective for this Warrant or the Warrant Shares under the 1933 Act, or in the opinion of such Holder’s counsel reasonably satisfactory to the Company, a copy of which opinion shall be delivered to the Company, such registration is not required as some other exemption from the registration requirement of the 1933 Act and applicable laws is available.

(2)           Subject to the provisions of this Section, each certificate for Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth in Section i(2) shall be removed and the Company shall issue a certificate (or issue in an uncertificated form) without such legend or any other legend to the holder of the applicable Warrants or Warrant Shares or, with respect to Warrant Shares only, to such holder’s broker or agent by electronic delivery at the applicable balance account at the Depository Trust Company, if (i) such Warrants or Warrant Shares are sold pursuant to an effective registration statement under the Securities Act (provided that the relevant holder agrees to only sell such Warrant or Warrant Shares during such time that the registration statement is effective and not withdrawn or suspended, and only as permitted by the registration statement) or (ii) such Warrants or Warrant Shares are sold or transferred pursuant to, and in accordance with all requirements of, Rule 144 (including, if applicable, the volume, manner-of-sale and notice filing provisions of Rule 144).  The Company shall bear all costs incurred by it or a Holder (other than legal fees and expenses incurred by such Holder) directly relating to the removal of the legend in accordance with this Section, provided that the Company shall not be liable for any transfer taxes relating to the issuance of a new certificate or statement in the name of any Person other than the relevant Holder and its affiliates.

(3)           The restrictions and requirements set forth in the foregoing paragraph shall apply with respect to Warrant Shares unless and until such Warrant Shares are sold or otherwise transferred pursuant to an effective registration statement under the 1933 Act or are otherwise no longer subject to the restrictions of the 1933 Act.

(j)             NOTICES.  Any notice or request hereunder shall be in writing and may be given only by, and shall be deemed to have been received upon: (a) delivered in person on the date of delivery; (b) registered or certified mail, return receipt requested, on the date on which such notice or request is received as indicated in such return receipt; or (c) delivery by a nationally recognized overnight courier, one business day after deposit with such courier.  In the case of the Holder, such notices and communications shall be addressed to its address as set forth in the signature page hereto, unless the Holder shall notify the Company that notices and communications should be sent to a different address, in which case such notices and communications shall be sent to the address specified by the Holder.

(k)             NO NET-CASH SETTLEMENT.  Except as otherwise provided herein, in no event will the Holder be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in securities.

(l)             MODIFICATION OF AGREEMENT.  The provisions of this Warrant may from time to time be amended, modified or waived, by the Company and the Holder of this Warrant by written agreement, executed by the Company and the Holder.

(m)             CHARGES, TAXES AND EXPENSES.  Issuance and delivery of certificates for Common Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

(n)           SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfer set forth in this Warrant, and compliance with applicable securities laws, this Warrant may be assigned, in whole or in part, at any time by the Holder.  Upon the assignment of this Warrant regarding all or any portion of the Warrant Shares, the Company shall execute and deliver a warrant (in form substantially identical to this Warrant) to the new Holder for the number of Warrant Shares now held by such Holder, and the Company shall execute and deliver a replacement warrant to the assigning Holder for the number of Warrant Shares retained by such Holder, if any. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any person or entity other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing executed by the Company and the Holder, or their successors and assigns.

(o)           GOVERNING LAW.

This Warrant shall be governed by, and construed in accordance with, the laws of the State of Texas.

Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant shall be commenced exclusively in court located in Dallas county, whether state or federal (the "Dallas Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Dallas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such Dallas Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(p)           LIMITATION ON EXERCISE.  The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise unless the Holder provides the Company with 61 days’ prior notice of his desire to exercise this Warrant notwithstanding the fact that after giving effect to such exercise the Holder (together with his affiliates) would beneficially own in excess of the Maximum Percentage immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(q)           REGISTRATION RIGHTS OF HOLDER.  If at any time when there is not an effective registration statement covering the resale of the Warrant Shares, the Company shall determine to prepare and file with the Securities and Exchange Commission a registration statement (other than any registration statement filed prior to the date of issuance of the Warrant) relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to the holder of the Warrants written notice of such determination and, if within seven (7) days after receipt of such notice, or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such registration statement, any such holder will so request in writing (which request will specify which Warrant Shares are intended to be disposed of by the holder), the Company will cause the registration under the Securities Act of such Warrant Shares which the Company has been so requested to register by the holders, to the extent requisite to permit the disposition of such shares to be registered, provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any securities in connection with such registration, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any securities being registered. The Company shall include in such registration statement all such Warrant Shares that such holder requests to be registered; provided, however, that the Company will not be required to register any securities that are eligible for sale pursuant to Rule 144 of the Securities Act.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date of this Warrant.

TORCHLIGHT ENERGY RESOURCES INC.

By:
Name:
Title:

Holder:

[Name]

Address for Notice:

PURCHASE FORM

Dated ____________________

(1)   The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing Common Shares of Torchlight Energy Resources Inc.  (or such number of Common Shares or other securities or property to which the undersigned is entitled in lieu thereof or in addition thereto under the provisions of the Warrant).

(2)  The undersigned hereby elects to make payment with the enclosed certified check or wire transfer payable to the Company in payment of the exercise price determined under, and on the terms specified in, the Warrant

(3)  The undersigned hereby irrevocably directs that the said shares be issued and delivered as follows:
Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

(4)  If the Warrant was not exercised in full, please check the following: ___

The undersigned hereby irrevocably directs that any remaining portion of the warrant be issued and delivered as follows:
Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

Signature of Holder

Print Name